Exhibit 23.1



        Report on Schedule and Consent of KPMG LLP, Independent Auditors



The Board of Directors
ZiLOG, Inc.


The audit referred to in our report dated March 29, 2002, included the related consolidated financial statement schedule as of December 31, 2000, and for the year ended December 31, 2001, as listed in the Index in Item 14(a)2. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidation financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-81697, 333-33564 and 333-55522) on form S-8 of ZiLOG, Inc. of our report dated March 29, 2002, relating to the consolidated balance sheet of ZiLOG, Inc. as of December 31, 2001, and the related consolidated statement of operations, stockholders' deficit, and cash flows for the year then ended, and the related financial statement schedule which report appears in the December 31, 2001 Form 10k of ZiLOG, Inc.

Our reports, dated March 29, 2002, contain an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about the Company's ability to continue as a going concern. In addition, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court on February 28, 2002. Although the Company is currently operating their business as debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of their business as a going concern is contingent upon, among other things, the Company's ability to gain confirmation of their plan of reorganization by the Bankruptcy Court and ultimately to achieve profitable operations and positive cash flow. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.



Mountain View, California
April 9, 2002